Exhibit 99.1

Lucid, Inc. Announces Closing of Public Offering

ROCHESTER, N.Y. December 30, 2011 — Lucid, Inc. (OTCBB: LCDCU) today announced that it has closed its previously announced underwritten public offering of 1,388,000 units, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock.  Net proceeds received by Lucid were approximately $5.30 million, after deducting the underwriting discount and corporate finance fee, but before taking into account estimated offering expenses.  The Company has granted the underwriters a 45 day option to purchase an additional 208,200 units to cover over-allotments, if any.

The Company will use the net proceeds to repay certain indebtedness and to fund its continuing operations.

Roth Capital Partners acted as the sole book-running manager for the offering and Maxim Group LLC acted as co-manager.

The securities were offered by the Company pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Before investing, you should read the prospectus and other documents filed with the SEC for information about the Company and the offering.  A copy of the final prospectus relating to the offering may be obtained, when available, on the SEC’s web site at http://www.sec.gov under the registrant’s name, “Lucid Inc.”  Copies of the prospectus may also be obtained from Roth Capital Partners, LLC, Equity Capital Markets, 888 San Clemente Drive, Newport Beach, CA 92660, at 800-678-9147 and Rothecm@roth.com.

About Lucid, Inc.

Lucid, Inc. is a leader in noninvasive skin cancer imaging and diagnosis through the use of its FDA cleared VivaScope® confocal imagers and its innovative VivaNet® telepathology system that allows secure, HIPAA compliant, near real-time collaboration between dermatologists and pathologists. VivaNet® provides rapid online medical image transfer storage and retrieval, enabling critical collaborative consultations at the point and time of care. Lucid’s VivaScopes® provide images that physicians can use to form critical medical decisions in cases of melanoma and other skin cancers while ensuring patient comfort and peace of mind. You can learn more about the Company and its innovative products at www.lucid-tech.com.

VivaScope® and VivaNet® are registered trademarks of Lucid, Inc.

Safe Harbor

This press release contains “forward looking statements” within the meaning of the Securities Litigation Reform Act of 1995.  These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes,” “assumes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant known and unknown uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved and actual results may differ materially from our beliefs or expectations due to financial, economic, business, regulatory and other factors or conditions affecting us or our industry in general, as well as more specific risks and uncertainties facing us, such as those set forth in the risk factors section of the prospectus.

Investor Contact:

Martin Joyce

Chief Financial Officer

Lucid, Inc.

Phone: 1-857-263-7646

Email:  mjoyce@lucid-tech.com